Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Fourth Quarter and Fiscal Year 2012

PHILADELPHIA — April 15, 2013 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the fifty-three weeks (fiscal year) and fourteen weeks (fourth quarter) ended February 2, 2013.

Fourth Quarter

Sales

Sales for the fourteen weeks ended February 2, 2013 increased by $25.5 million, or 5.1%, to $530.8 million from $505.3 million for the thirteen weeks ended January 28, 2012. Excluding the fourteenth week of Q4 2012, comparable sales decreased 2.6%, consisting of an increase of 3.2% in comparable service revenue and a decrease of 4.1% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Excluding the fourteenth week of Q4 2012 and re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue decreased 1.6%, while comparable retail sales decreased 3.6%.

Earnings

Net loss for the fourth quarter of fiscal 2012 was $14.5 million ($0.27 per share) as compared to a net loss of $4.4 million ($0.08 per share) recorded in the same period last year. Excluding the items discussed below, our loss from continuing operations before income taxes and discontinued operations for the fourth quarter of fiscal 2012 improved by $3.0 million as compared to the fourth quarter of fiscal 2011. On a GAAP basis, our loss from continuing operations before income taxes and discontinued operations for the fourth quarter of fiscal 2012 was $20.0 million as compared to $6.0 million for the same period last year. The 2012 GAAP results include, on a pre-tax basis, a net charge of $18.0 million comprised of a $17.8 million pension settlement charge and a $1.8 million asset impairment charge, partially offset by a $1.6 million gain from the disposition of assets. The 2011 GAAP results include, on a pre-tax basis, a net charge of $0.9 million comprised of a $1.2 million asset impairment charge and $0.8 million of merger and other transaction related costs, mostly offset by a $1.1 million reduction in our reserve for excess inventory.

Fiscal Year

Sales

Sales for fiscal year 2012 increased by $27.1 million, or 1.3%, to $2,090.7 million from $2,063.6 million for fiscal 2011. Excluding the fifty-third week of 2012, comparable sales decreased 2.0%, consisting of a 1.3% comparable service revenue increase offset by a

2.9% comparable merchandise sales decrease. Excluding the fifty-third week of 2012 and re-categorizing sales (see above), comparable service center revenue (labor plus installed merchandise and tires) increased 0.3%, while comparable retail sales (DIY and Commercial) decreased 4.4%.

Earnings

Net earnings for fiscal year 2012 were $12.8 million ($0.24 per share), as compared to $28.9 million ($0.54 per share) recorded in fiscal 2011. The fiscal 2012 results include, on a pre-tax basis, a net benefit of $3.9 million comprised of $42.8 million of merger termination fees, net of related expenses and a $1.3 million gain from the disposition of assets, mostly offset by a $17.8 million pension settlement charge, a $10.6 million asset impairment charge, $11.2 million of debt refinancing expense and $0.7 million of severance expense. The fiscal 2011 results include, on a pre-tax basis, a net charge of $2.8 million comprised of a $1.6 million asset impairment charge, $1.5 million of acquisition and transition expenses related to our purchase of Big 10 Tires and $0.8 million of merger and other transaction related costs, partially offset by a $1.1 million reduction in our reserve for excess inventory. The 2011 results also included a $3.5 million tax benefit.

Commentary

“Our strategically important service maintenance and repair categories remain a bright spot in what was a disappointing year from a sales and profit perspective,” said President and CEO Mike Odell. “To date in the first quarter of 2013, comparable store sales trends have improved in both lines of business, with a low single-digit increase in service center revenue mostly offset by a low single-digit decline in retail sales.”

Mike continued, “2013 kicked off with a strengthened senior leadership team that now includes our new store leader, Senior Vice President of Store Operations, Chris Adams. Working together, we have identified our target customer segments and are using our customer data to better understand what our customers want in terms of product selection and shopping experience. We are using this data to educate our associates on how to deliver the experience that our target customers deserve and expect and are excited by the opportunities brought by this more focused customer-centered strategy.”

Executive Vice President and Chief Financial Officer, David Stern added, “With our refinancing completed and pension liabilities settled in 2012, we are in a strong position to continue to invest in our people and our business in order to grow Pep Boys’ market share in the service business.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With approximately 7,300 service bays in more than 750 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the fourth quarter will be broadcast live on Tuesday, April 16 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, April 16 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:
Sanjay Sood
(215) 430-9105
Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

	Fourteen weeks ended	Thirteen weeks ended
($ in thousands, except for eps)	February 2, 2013	January 28, 2012

Total revenues	$530,847	$505,318

Net loss	$(14,543)	$(4,420)

Basic loss per share:
Average shares	53,364	55,032

Basic loss per share:	$(0.27)	$(0.08)

Diluted loss per share:
Average shares	53,975	53,743

Diluted loss per share:	$(0.27)	$(0.08)

	Fifty-three weeks ended	Fifty-two weeks ended
	February 2, 2013	January 28, 2012

Total revenues	$2,090,730	$2,063,627

Net earnings	$12,810	$28,903

Basic earnings per share:
Average shares	53,225	52,958

Basic earnings per share:	$0.24	$0.54

Diluted earnings per share:
Average shares	53,954	53,631

Diluted earnings per share:	$0.24	$0.54